As filed with the Securities and Exchange Commission on ____________, 2008
Registration No. 333-137850

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment No. 1 to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MULTICELL TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

Delaware	3841	52-1412493
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

68 Cumberland Street, Suite 301
Woonsocket, Rhode Island 02895
(401) 762-0045
(Address and telephone number of principal executive offices)

W. Gerald Newmin
Chief Financial Officer
MULTICELL TECHNOLOGIES, INC.
68 Cumberland Street, Suite 301
Woonsocket, Rhode Island 02895
(401) 762-0045
(Name, address and telephone number of agent for service)

Copies to:
Martin Waters, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
12235 El Camino Real, Ste. 200
San Diego, California 92130
(858) 350-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

On October 6, 2006, Multicell Technologies, Inc. (the “Company”) filed its Registration Statement on Form SB-2 (File No. 333-137850), covering 9,572,327 shares of the Company’s Common Stock to be sold by Fusion Capital Fund II, LLC. On October 18, 2006, the Company filed an amended Registration Statment on Form SB-2/A and the Securities and Exchange Commission (the “Commission”) declared the Registration Statement effective.

The Registration Statement was filed in order to register shares of the Company’s common stock issued pursuant to a common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion Capital”), an Illinois limited liability company, which was amended and restated on October 5, 2006. Under the agreement, Fusion Capital was obligated, under certain conditions, to purchase common stock from us. On July 18, 2007, we entered into a Mutual Termination Agreement that terminated the common stock purchase agreement with Fusion Capital, at which time a total of 3,001,010 shares were sold to Fusion Capital.

Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) the Company respectfully requests that the Commission withdraw the Company’s Registration Statement on Form SB-2. The Company is requesting the withdrawal of the Registration Statement because, pursuant to the terms of the Registration Rights Agreement between the Company and Fusion Capital, the Company’s obligation to maintain the effectiveness of the Registration Statement under the Registration Rights Agreement expired upon the eligibility of the Registrable Securities (as edfined in the Registration Rights Agreement) to be resold without restriction pursuant to Rule 144 under the Securities Act of 1933.

Accordingly, the Company hereby de-registers the 6,571,317 shares of its common stock registered pursuant to the Registration Statement remaining unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post- Effective Amendment No. 1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 9th day of May 2008.

MULTICELL TECHNOLOGIES, INC.

By:	/s/ W. Gerald Newmin
W. Gerald Newmin
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ W. Gerald Newmin W. Gerald Newmin	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	May 9, 2008

/s/ * Thomas A. Page Thomas A. Page	Director	May 9, 2008

/s/ * Edward Sigmond Edward Sigmond	Director	May 9, 2008

/s/ * Anthony Altig Anthony Altig	Director	May 9, 2008

*By: /s/ W. Gerald Newmin W. Gerald Newmin Attorney-in Fact